Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	Senior Vice President	Executive Vice President
	Director of Marketing &	Chief Operating &
	Public Relations	Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

Renasant Corporation Announces Annual Meeting to be Held as a Virtual Meeting

TUPELO, MISSISSIPPI (April 14, 2020) – Renasant Corporation (the “Company”) today announced that, due to the ongoing public health impact of the coronavirus (COVID-19) pandemic and the related shelter-in-place order issued by the Governor of the State of Mississippi, and to support the health and well-being of its shareholders, employees, directors and the community, the Company has elected to change the format of its annual meeting of shareholders (the “Annual Meeting”) from a physical meeting to a virtual meeting. The Annual Meeting will still be held on Tuesday, April 28, 2020 at 1:30 p.m., CDT, and can be accessed via the internet at www.virtualshareholdermeeting.com/RNST2020. As a result of this change, shareholders will not be able to attend the Annual Meeting in person.

Whether or not shareholders plan to attend the meeting, the Company encourages all shareholders of record as of the record date, February 21, 2020, to vote their shares in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting. Although shareholders who vote by proxy prior to the meeting do not need to attend the Annual Meeting, any shareholder who would like to attend the meeting can find instructions for accessing the virtual meeting in the notice that follows this release.

Further information regarding the Annual Meeting generally can be found in the Company’s proxy statement and the additional proxy materials filed by the Company with the Securities and Exchange Commission on March 19, 2020.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the holding company for Renasant Bank, a 115 year-old financial services institution. Renasant has assets of approximately $13.4 billion and operates more than 200 banking, mortgage and wealth management offices in Mississippi, Tennessee, Alabama, Georgia and Florida.

For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com.

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